Exhibit 99.1

Contact Information
Trunkbow International Holdings Limited	CCG Investor Relations
Ms Alice Ye, Chief Financial Officer	Mr. John Harmon, Senior Account Manager
Phone: +86 (10) 8571-2518 (Beijing)	Phone: +86 (21) 6561-6886 (Beijing)
E-mail: ir@trunkbow.com	E-mail: john.harmon@ccgir.com
Mr. John R. Herrera, Senior Vice President	Mr. Roger Ellis, Senior Partner & SVP for M.I.
Phone: +1 (512) 568-2715 (Austin)	Phone: + (1) 310-954-1332 (Los Angeles)

Trunkbow Announces Record 2010 Fourth-Quarter and Full-Year Financial Results
•	Revenues grew more than 80% and net income grew more than 60% in 2010
•	Company completes IPO and is listed on NASDAQ Global Select Market

Beijing, China, March 31, 2011 –Trunkbow International Holdings Limited (NASDAQ: TBOW) (“Trunkbow” or the “Company”), a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in the PRC, today announced financial results for its fourth quarter and business year ended in December 31, 2010.

Fourth Quarter 2010 Highlights
•	Net revenue increased 200.3% year-over-year to $13.7 million
•	Gross profit increased 127.8% year-over-year to $10.1 million
•	Net income increased 154.1% year-over-year to $8.2 million, or $0.25 per diluted share
•	MPS gross revenue grew 487.1% to $7.0 million
•	MVAS gross revenue grew 105.3% to $6.9 million

2010 Full-Year Highlights
•	Net revenue increased 81.6% year-over-year to $24.4 million
•	Gross profit increased 73.6% year-over-year to $19.5 million
•	Net income increased 63.3% year-over-year to $13.5 million, or $0.44 per diluted share
•	MPS gross revenue grew 24.9% to $12.7 million
•	MVAS gross revenue grew 265.6% to $12.2 million

“We are extremely pleased with our results in the quarter that close a year of many important achievements.  We delivered strong growth in revenue and net income in 2010, and we continued to make progress in the roll-out of our MPS solutions,” said Mr. Qiang Li, Trunkbow's Chief Executive Officer. “Subsequent to the end of the quarter we completed our initial public offering on the NASDAQ Global Market and raised $20 million in gross proceeds to fund the aggressive deployment of our MPS solution in 2011. We expect our growth momentum to continue as we expand into new provinces and reach agreements with additional carriers, and we look forward to reporting on our progress as we reach important milestones.”

Fourth quarter 2010 Results
Net revenue in the fourth quarter of 2010 was $13.7 million, an increase of 200.3% year-over-year. Gross revenue from MPS grew 487.1% to $7.0 million, driven by our geographic expansion into additional provinces. Gross revenue from MVAS grew 105.3% to $6.9 million from the fourth quarter of 2010, driven by new applications on our MVAS platforms, including Color Numbering and the Mobile Business Card. MPS and MVAS accounted for 50.5% and 49.5% of revenues, respectively.

Cost of revenue in the fourth quarter of 2010 was $3.6 million, compared to $0.1 million in the same period of 2009. The increase in cost of revenue was primarily driven by greater scale and the build-out of Trunkbow’s MPS platform.

Gross profit in the fourth quarter of 2010 was $10.1 million, an increase of 127.8% year-over-year. Gross margin was 73.6% in the fourth quarter of 2010, down from 97.0% in the year-ago quarter.  The year-over-year decline in gross margin was primarily due to sales of lower-margin point-of-sale systems, which carry margins below the corporate average.

Operating expenses in the fourth quarter of 2010 were $1.9 million, an increase of 65.0% year-over-year, driven primarily by the increase in selling expenses to support the roll-out of MPS as well by an increase in R&D expenses to position the Company for future growth. Operating expenses were 13.6% of its fourth quarter revenues, versus 24.7% in the fourth quarter of 2009.

Operating income in the fourth quarter of 2010 was $8.2 million, an increase of 149.2% compared to the same period last year. The operating margin was 60.1% in the fourth quarter of 2010, compared to 72.4% in the year-ago quarter. The year-over-year increase in operating income was due to revenue growth, while the reduction in margin was the result of lower gross margins resulting from a sales mix that included equipment sales, which command lower margins than the Company’s software and system integration businesses.

The Company recorded an income tax benefit of $2,276 in the fourth quarter of 2010, representing a reversal of income tax expense recorded in the third quarter of 2010.  The Company recorded no income tax expense in 2010, as its operating companies were exempt from PRC income tax.  In 2011, Trunkbow’s operating companies will be subject to PRC income tax, although at preferential income tax rates.

Net income was $8.2 million in the fourth quarter of 2010, an increase of 154.1% from the comparable period in 2009. Net margin was 60.0% in the fourth quarter of 2010, compared to 70.9% in the fourth quarter of 2009. Earnings per basic and diluted share in the quarter were $0.25, versus $0.16 in the year-ago quarter.  The share count increased 66.0% versus the year-ago quarter.

2010 Full-Year Results
Net revenue increased 81.6% to $24.4 million in 2010, up from $13.4 million in 2009. Mobile Payment Solutions represented 49% of net revenue for 2010, versus 25% in 2009. Gross profit increased 73.6% to $19.5 million in 2010 from $11.2 million in 2009. The gross margin was 79.8% for 2010, versus 83.5% in 2009 as a result of lower-margin sales of point-of-sale systems. Operating expenses, including selling, general and administrative expenses and R&D increased 99.9% to $5.69 million in 2010. The increase in operating expenses was related to the expansion of the administrative and R&D departments to support growth, as well as the addition of expenses from being a publicly listed company. Interest expense was $0.2 million in, 2010 versus $0.1 million in 2009. Net income was $13.5 million up 63.3% from 2009. Earnings per basic and fully diluted share were $0.44 in 2010 and $0.42 in 2009. The weighted average number of diluted shares increased 58.6% in 2010 versus 2009.

Financial Condition

As of December 31, 2010, the Company had $10.3 million in cash and cash equivalents. Accounts receivable were $25.7 million, versus $10.5 million at the end of 2009.  The increase in receivables was attributable to the rapid increase in revenues combined with the surge in revenues in Q4.  Working capital was $43.8 million at the end of 2010, versus $9.7 million at the end of 2009. Short-term loans were at $1.8 million at the end of 2010.  Shareholders’ equity was $44.5 million, up from $9.8 million at the end of 2009.  Cash from operations was an outflow of $8.6 million, primarily due to the increase in receivables and advances to suppliers for third party software and hardware to be used in the Company’s MVAS and MPS platform deployment in 2011. Cash from investing was an outflow of approximately $1 million, and cash from financing was an inflow of $16.3 million.

Business Outlook

“After a very successful year where we achieved record revenue and net income and made solid progress executing our strategy, we expect our strong performance to continue in 2011,” continued Mr. Li. “In the year ahead, we will leverage our strong R&D capabilities to enhance our product pipeline and develop the next generation of MPS applications. More importantly, we will build on our strong relationships with China’s big three telecom carriers and our resellers to increase market share and expand our MPS platforms into 10 provinces with China Unicom and roll out the new MVAS platforms into 10 new provinces with China Unicom.”

Historically, we have generally experienced a slowdown in revenues in the first quarter due to the Chinese Lunar New Year, since the majority of businesses are shut down for a month-long holiday, though we expect this seasonality to subside as we receive more revenue from recurring streams.

“In 2011, we expect to grow revenues and net income 30%,” continued Mr. Li.

Recent Events

On February 8, 2011 the Company completed an initial public offering of 4,000,000 shares of Common Stock that were priced at $5.00 per share, generating net proceeds of $18.1 million.  Following the offering, the Company had 36,507,075 shares issued and outstanding as of March 29, 2011.

Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2010 on March 31, 2011 at 8:00 am ET. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 866 788 0546. International callers should dial +1 857 350 1684. The pass code required is 81340376.

 If you are unable to participate in the call at this time, a replay will be available for 14 days starting on March 31, 2011. To access the replay, please dial +1 888 286 8010, international callers dial +1 617 801 6888, and enter the pass code 76634048.

About Trunkbow
Trunkbow International Holdings (NASDAQ: TBOW), is a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in PRC. Trunkbow’s solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For additional information please visit http://www.trunkbow.com

Safe Harbor Statement
This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company’s relationship with China’s major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues	$13,944,715	$4,560,235	$24,843,836	$13,468,581
Less: Business tax and surcharges	285,480	11,521	455,919	38,624
Net revenues	13,659,235	4,548,714	24,387,916	13,429,957
Cost of revenues	3,603,620	134,551	4,929,974	2,220,577
Gross margin	10,055,615	4,414,163	19,457,942	11,209,380
Operating expenses
Selling and distribution expenses	543,335	127,858	1,412,499	533,633
General and administrative expenses	837,392	859,624	3,075,833	1,877,732
Research and development expenses	470,673	134,501	1,203,264	435,712
	1,851,400	1,121,983	5,691,596	2,847,076
Income from operations	8,204,215	3,292,180	13,766,347	8,362,303
Other (income) expenses
Interest income	(19,998)	(80)	(37,204)	(350)
Interest expense	30,741	66,016	220,668	66,016
Other expenses	3,515	2,271	41,998	3,655
	14,258	68,207	225,462	69,321
Income before income tax expense	8,189,957	3,223,973	13,540,885	8,292,982
Income tax expense	(2,276)	—	—	—
Net income	8,192,233	3,223,973	13,540,885	8,292,982
Foreign currency translation fluctuation	751,422	67,494	1,170,811	(92,830)
Comprehensive income	$8,943,655	$3,291,467	$14,711,696	$8,200,152
Weighted average number of common shares outstanding
Basic and diluted	32,472,075	19,562,888	31,022,002	19,562,888
Earnings per share
Basic and diluted	$0.25	$0.16	$0.44	$0.42

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$10,259,750	$3,305,473
Restricted deposit	362,987	—
Accounts receivable	25,658,184	10,455,284
Advances to suppliers	6,881,368	7,580
Loans receivable and other current assets, net	3,900,168	1,078,075
Due from directors	79,256	2,088,168
Inventories	3,681,450	307,182
Total current assets	50,823,163	17,241,762
Property and equipment, net	484,761	39,817
Long-term prepayment	358,397	—
TOTAL ASSETS	$51,666,321	$17,281,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$853,762	$331,654
Accrued expenses and other current liabilities	593,846	603,266
Short-term loan	1,814,937	—
Due to directors	—	24,430
Contingently convertible notes	—	5,000,000
Taxes payable	3,718,963	1,561,599
Total current liabilities	6,981,508	7,520,949
Other non-current liabilities	138,767	—
Total liabilities	7,120,275	7,520,949
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock: par value USD0.001, authorized 10,000,000 shares, issued and 0 outstanding at December 31, 2010 and 2009	—	—
Common Stock: par value USD0.001, authorized 190,000,000 shares, issued and outstanding 32,472,075 shares at December 31, 2010 and 19,562,888 at December 31, 2009	32,472	19,563
Additional paid-in capital	21,384,050	1,323,239
Appropriated retained earnings	2,428,847	1,010,486
Unappropriated retained earnings	20,125,001	8,002,477
Accumulated other comprehensive income/(loss)	575,676	(595,135)
Total stockholders’ equity	44,546,046	9,760,630
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,666,321	$17,281,579

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2010	2009

Cash flows from operating activities
Net income	$13,540,885	$8,292,982
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	93,135	20,362
Loss on disposal of property and equipment	—	1,281
Provision for doubtful debts		366,912
Changes in operating assets and liabilities:
Accounts receivable	(14,480,828)	(9,791,845)
Advance to suppliers and other assets	(6,369,759)	95,224
Inventories	(3,280,951)	(307,017)
Long-term prepayment	(784,576)	(241,583)
Accounts payable	498,222	(85,218)
Accrued expenses and other current liabilities	118,273	383,859
Amount due to directors	(24,641)	24,417
Taxes payable	2,052,307	(64,827)
Net cash flows used in operating activities	(8,637,933)	(1,305,453)
Cash flows from investing activities
Acquisition of property and equipment	(449,169)	(4,729)
Loans to third parties	(2,579,165)	57,070
Collection in (increase in) amount due from directors	2,028,869	(877,876)
Collection in long-term receivables	—	—
Net cash flows (used in) investing activities	(999,465)	(825,535)
Cash flows from financing activities
Increase in restricted deposit	(362,987)	—
Proceeds from issuance of common stock (net of finance costs)	17,073,720	100,000
Repayment of loans from third parties	(147,520)	(53,618)
Repayment of contingently convertible notes	(2,000,000)	—
Proceeds from issuance of contingently convertible notes	—	5,000,000
Proceeds from short-term loan	1,770,238	—
Net cash flows provided by financing activities	16,333,451	5,046,382
Effect of exchange rate fluctuation on cash and cash equivalents	258,224	(100,880)
Net increase in cash and cash equivalents	6,954,277	2,814,514
Cash and cash equivalents – beginning of the year	3,305,473	490,959
Cash and cash equivalents – end of the year	10,259,750	3,305,473
Supplemental disclosure of cash flow information
Cash paid for interest	$220,668	$—
Cash paid for income taxes	$—	$—
Supplemental disclosure of noncash financing activities
Conversion of contingently convertible notes to common stock	$3,000,000	$—

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